EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of AxoGen, Inc. on Form S-3 (File No. 333-195588) and Form S-8 (File Nos. 333-201238 and 333-177980) of our report dated March 5, 2015, appearing in this annual report on form 10-K of AxoGen, Inc. as of and for the years ended December 31, 2014 and 2013.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP

Minneapolis, Minnesota
March 5, 2015